 Exhibit 99.1

For Immediate Release

Contact:           Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Receives Notice from NASDAQ and NYSE Amex LLC Confirming Delisting

Corona, California (April 22, 2009) – Vineyard National Bancorp (NASDAQ:VNBC; NYSE Amex LLC:VXC.PR.D) (the “Company”) announced today that on April 16, 2009, the Company received a NASDAQ Staff Determination letter notifying the Company that its failure to pay its annual listing fee constitutes a failure to satisfy the filing requirement for continued listing under NASDAQ Marketplace Rule 5210(d) and, therefore, trading in the Company’s common stock will be suspended at the opening of business on April 27, 2009 and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”) which will remove the Company’s common stock from listing and registration on The NASDAQ Stock Market.  The letter from NASDAQ advised us that the Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”

On April 17, 2009, the Company also received correspondence from NYSE Amex LLC advising the Company that because the Company did not file an appeal regarding the delisting notice received on April 9, 2009, trading in the Company’s 7.5% Series D Noncumulative Preferred Stock (“Preferred Stock”) will be suspended at the opening of business on April 22, 2009.  The correspondence from NYSE Amex LLC advised us that the Company’s Preferred Stock will automatically default to the Pink Sheets and be designated a new ticker.

About Vineyard National Bancorp

The Company is a $2.0 billion financial holding company headquartered in Corona, and the parent company of Vineyard Bank, N.A. (“Vineyard”).  Vineyard, also headquartered in Corona, operates through 16 full-service banking centers and one regional financial center in the counties of Los Angeles, Marin, Orange, Riverside, San Bernardino, San Diego, and Ventura, Calif. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "VNBC." For additional information on the Company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com.

Forward-Looking Statements

Certain matters discussed herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the Company and the statements contained herein can be found in the Company's filings with the SEC including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and other protections under the Federal securities laws. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.